Exhibit (a)(4)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Series A Junior Preferred Stock Purchase Rights)

of

KELLWOOD COMPANY

at $21.00 NET PER SHARE

by

CARDINAL INTEGRATED, LLC
an indirect jointly owned subsidiary of
SCSF Equities, LLC and Sun Capital Partners V, L.P.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 12, 2008 UNLESS THE OFFER IS EXTENDED.

January 15, 2008

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by Cardinal Integrated, LLC ("Purchaser"), an indirect jointly owned subsidiary of SCSF Equities, LLC ("SCSF") and Sun Capital Partners V, L.P. ("SC Partners V" and, together with Purchaser, SCSF and their affiliates, "Sun Capital"), to act as joint Dealer Managers in connection with Purchaser's offer to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Kellwood Company, a Delaware corporation (the "Company"), and the associated Series A Junior Preferred Stock purchase rights (the "Rights," and together with the Common Stock, the "Shares") issued pursuant to the Amended and Restated Rights Agreement, dated as of April 19, 2007, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Rights Agreement") for $21.00 per Share, net to the seller in cash (subject to applicable withholding taxes), without interest, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated January 15, 2008 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

        On January 9, 2008, the Company announced that it has commenced a cash tender offer for up to $60,000,000 aggregate principal amount of its 7.875% Notes due 2009 (the "Debt Tender Offer"). In the event that the Company proceeds with and closes the Debt Tender Offer, Purchaser intends to amend the Offer to reduce the purchase price to $19.50 per share. If such an amendment is made, Purchaser will extend the Offer to the extent required by applicable law.

        The Offer is subject to certain conditions contained in the Offer to Purchase.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1.     Offer to Purchase dated January 15, 2008;

        2.     Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

        3.     Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Citibank, N.A. (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed prior to the Expiration Date;

        4.     A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.     Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

        6.     Return envelope addressed to the Depositary.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, FEBRUARY 12, 2008, UNLESS THE OFFER IS EXTENDED.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a manually signed facsimile thereof) properly completed and duly executed with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other required documents.

        If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "The Offer—Section 3—Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

        Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Managers, the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Questions or requests for assistance may be directed to D. F. King & Co., Inc. (the "Information Agent") or the Dealer Managers at their respective addresses and telephone numbers, in each case, as set forth on the back cover of the Offer to Purchase. Requests for additional copies of the enclosed material may be directed to the Information Agent, and copies will be furnished promptly at Purchaser's expense.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.	CREDIT SUISSE SECURITIES (USA) LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF PURCHASER, SCSF, SC PARTNERS V, THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THE FOREGOING IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.